                            WELTMAN MASTER AGREEMENT


THIS AGREEMENT  made this 19th day of August, 1996

BETWEEN:

         COUTTS & CO AG, New York Branch, a Swiss banking institution

         ("Coutts")

                                    - and -

         LARRY H. WELTMAN of the City of Toronto, in the Province of Ontario

         ("Weltman")


WHEREAS:

         A. Coutts has loans (the "Client Loans") outstanding to certain of its clients in the aggregate amount of approximately $42 million, which loans were made for the purposes of financing the acquisition from treasury of common shares of Gaming Lottery Corporation ("Gaming"), The Instant Publisher Inc. ("TIPI") and/or Warp 10 Technologies Inc. ("Warp 10" and collectively with Gaming and TIPI, the "Companies" and each a "Company");

         B. The Client Loans are now, and have been for some time, in default and Coutts is permitted under the terms of the agreements governing the Client Loans to sell the shares of the Companies which have been pledged to Coutts by the Clients as security for the Client Loans; and

         C. Weltman has entered into this Agreement and certain other agreements and arrangements contemplated and provided for by this Agreement in order to acquire 183,020 common shares of Gaming.


NOW THEREFORE the parties agree as follows;

                                   ARTICLE 1

                  DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1 DEFINITIONS - Whenever used in this Agreement, unless there is something inconsistent in the subject matter or context, the following words and terms shall have the meanings set out below:

         "AGREEMENT" means this agreement, including the schedules, and all instruments supplementing or amending or confirming this Agreement; "hereof", "hereto", and "hereunder" and similar expressions mean and refer to this Agreement and not to any particular article or section; "Article" or "Section" means and refers to the specified article or section of this Agreement;

         "BANKS" means Jacques Benquesus;

         "BANKS LOAN AGREEMENTS" has the meaning ascribed thereto in the Banks Master Agreement;

         "BANKS MASTER AGREEMENT" means the master agreement of even date herewith between Banks and Coutts;

         "BAYFRONT" means Bayfront Intervest Limited;

         "CLAIMS" means any claim, demand, action, cause of action, damage, loss, costs, liability or expense, including, without limitation, reasonable legal, accounting and other professional fees, and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing;

         "CLIENT LOANS" means the loans made by Coutts to each of the Clients and includes all amounts outstanding and payable to Coutts thereunder as at the date of Closing including for principal, interest, fees owing and other charges as more specifically set out in Schedule A;

         "CLIENTS" means Bayfront, Compania, Mariner, Panola, Silva Run and Willsboro;

         "CLOSING" means the completion of the actions, exchanges and transactions contemplated by Article 2, which shall take place at 10:00 a.m. on August 20, 1996 or such other time as the parties may agree at the offices of Osler, Hoskin & Harcourt in New York City;

         "COMPANIA" means Compania Di Investimento Antilliana S.A.;

         "EVENT OF DEFAULT" shall have the meaning ascribed to it in each of the Banks Loan Agreements, the Weltman Loan Agreement and the Wiseman Loan Agreement;

         "GAMING SHARES" means common shares of Gaming;

         "MARINER" means Mariner Reserve Fund Inc.;

         "MINIMUM PRICE" means:

         (a) at all times that less than $30 million of the New Loan Amount has been repaid to Coutts, the Minimum Price shall be equal to 80% of the Open Market Price of the particular Pledged Shares being sold;

         (b) after $30 million or more of the New Loan Amount has been repaid, the Minimum Price shall be equal to 85% of the Open Market Price of the particular Pledged Shares being sold; and

         (c) in the event that the sale of Pledged Shares is to a Related Party, the Minimum Price shall be equal to the Open Market Price of the Pledged Shares being sold less an amount equal to the customary commission which would have been payable had the sale been undertaken at arms-length on an exchange or quotation system on which such shares are traded;

         "MRS. BANKS" means Biba Benquesus, the wife of Banks;

         "NET PROCEEDS" means the full amount of the proceeds received or receivable on a sale of Pledged Shares pursuant to Article 3 after deducting any discount or commission payable in respect of such sale;

         "NEW LOAN AMOUNT" means the aggregate principal amount outstanding from time to time and owing to Coutts under any and all of the New Loans;

         "NEW LOANS" means the loans made to Banks by Coutts under the Banks Loan Agreements, the loan made to Weltman by Coutts under the Weltman Loan Agreement and the loan made to Wiseman by Coutts under the Wiseman Loan Agreement;

         "OPEN MARKET PRICE" means, in respect of a sale of Pledged Shares, the highest closing price of the shares of the Company which are the subject of the sale on any of the NASDAQ Stock Market, Inc., The Toronto Stock Exchange or The Canadian Dealing Network Inc. (in the case of The Toronto Stock Exchange or The Canadian Dealing Network Inc., the closing price shall be determined by taking the actual closing price, reported in Canadian dollars, and converting such price to U.S. dollars by reference to the Reuters Canadian dollar/U.S. dollar exchange rate as reported at 4:00 p.m. (New York time) on the trading day immediately preceding the date on which such sale is made);

         "OPERATIVE AGREEMENTS" means this Agreement, the Weltman Loan Agreement, the Weltman Share Purchase Agreement and the Share Pledge and any and all agreements required to be entered into between Coutts and Weltman pursuant to this Agreement and the other Operative Agreements;

         "PANOLA" means Panola Worldwide Corporation;

         "PLEDGED SHARES" means the Purchased Shares held from time to time by Coutts as security for the New Loans under the Share Pledge;

         "PURCHASED SHARES" means the 183,020 Gaming Shares purchased by Weltman pursuant to the Weltman Share Purchase Agreement;

         "RELATED PARTY" means Mr. Banks, Mrs. Banks, Weltman, Wiseman, any officer, director or employee of any of the Companies, any "associate" of any of the foregoing, any "insider" of any of the Companies, any company "controlling", "controlled" by or under common "control" with any of the foregoing or any "subsidiary" or "affiliate" of any of the Companies (terms in quotation marks having the meaning ascribed to them in the Securities Act (Ontario)) and any other party with whom Mr. Banks does not deal with at arms length for the purposes of the Income Tax Act (Canada);

         "SECURITY INTEREST" means any mortgage, lien, pledge, charge, security interest or other encumbrance;

         "SHARE PLEDGE" means the pledge agreement to be entered into between Coutts and Weltman in the form attached hereto as Schedule B in respect of the pledge of the Purchased Shares;

         "SHARE PURCHASE AGREEMENT" means the form of share purchase agreement attached hereto as Schedule C;

         "SILVA RUN" means Silva Run Worldwide Limited;

         "TIPI  SHARES" means common shares of TIPI;

         "WARP 10 SHARES" means common shares of Warp 10;

         "WELTMAN LOAN AGREEMENT" means the loan agreement to be entered into between Weltman and Coutts pursuant to which Coutts will advance funds to Weltman which Weltman will use to complete the transactions contemplated in the Weltman Share Purchase Agreement and to pay certain expenses incurred by Weltman and Coutts in connection with the preparation of this Agreement and the other documents contemplated hereby and the consummation of the transactions provided for herein, in the form attached hereto as Schedule D;

         "WELTMAN SHARE PURCHASE AGREEMENT" means a Share Purchase Agreement to be entered into between Panola and Weltman to effect the sale of 183,020 Gaming Shares to Weltman;

         "WILLSBORO" means Willsboro Universal Corporation;

         "WISEMAN" means John M. Wiseman;

         "WISEMAN LOAN AGREEMENT" means the loan agreement entered into between Wiseman and Coutts pursuant to the Wiseman Master Agreement;

         "WISEMAN MASTER AGREEMENT" means the master agreement of even date herewith between Wiseman and Coutts; and

         "WISEMAN SHARE PURCHASE AGREEMENTS" has the meaning ascribed thereto in the Wiseman Master Agreement.

1.2      CERTAIN RULES OF INTERPRETATION - In this Agreement:

         (a) time is of the essence in the performance of the parties' respective obligations;

         (b) unless otherwise specified, all references to money amounts are to United States currency;

         (c) the descriptive headings of Articles and Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of content;

         (d) the use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such person or persons or circumstances as the context otherwise permits; and

         (e) whenever a provision of this Agreement requires an approval or consent by a party to this Agreement and notification of such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the party to this agreement whose consent or approval is required shall be conclusively deemed to have withheld its consent or approval.

1.3 ENTIRE AGREEMENT - This Agreement together with the other Operative Agreements and the other documents to be delivered pursuant to this Agreement and the other Operative Agreements, constitute the entire agreement between the parties or any of them pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements among the parties or any of them in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document delivered pursuant to this Agreement. No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. To the extent that the provisions of this Agreement conflict with or operate in a manner contrary to any term or provision of any of the agreements and documents delivered pursuant to this Agreement, this Agreement shall govern.

1.4 SCHEDULES - The schedules to this Agreement, as listed below, are an integral part of this Agreement:

         Schedule                 Description
         --------                 -----------
         Schedule A               Client Loan Amounts
         Schedule B               Share Pledge
         Schedule C               Share Purchase Agreement
         Schedule D               Weltman Loan Agreement


                                   ARTICLE 2

                                    CLOSING

2.1      CLOSING -  At the Closing, the parties will take the following actions:

         (a) each of Weltman and Coutts shall enter into, execute and deliver each of the Weltman Loan Agreement and the Share Pledge and the other agreements and documents required to be delivered thereunder at the Closing;

         (b) Coutts shall cause Panola to enter into, execute and deliver the Weltman Share Purchase Agreement; and Weltman shall enter into, execute and deliver the Weltman Share Purchase Agreement;

         (c) subject to the satisfaction of all applicable conditions in the Weltman Loan Agreement, Coutts shall advance to Weltman the amount of $634,947.20 under the Weltman Loan Agreement to fund the acquisition by Weltman of the Purchased Shares and the payment by Weltman of certain legal expenses incurred by Weltman and Coutts in connection with the preparation of this Agreement and the other documents contemplated hereby and the consummation of the transactions provided for herein; and Weltman shall direct Coutts to, and Coutts shall, deposit into the accounts of Panola the amounts payable to Panola under the Weltman Share Purchase Agreement and shall deliver the Purchased Shares to Coutts to be held by Coutts as security pursuant to the Share Pledge; and

         (d) Coutts shall pay to Panola the amount, if any, of the proceeds from the sale of the Purchased Shares sold by Panola to Weltman, which exceeds the aggregate of all amounts owing to Coutts under Panola's Client Loan.

The forgoing actions and deliveries shall be taken and made in the order set out above. Each of the documents and deliveries contemplated by this Section shall be deposited in escrow and shall not become effective or be released until all the actions required by this Section have been taken and the conditions set out in Section 2.2 have been fulfilled, in each case to the satisfaction of each of the parties to this Agreement and their counsel.


2.2 CONDITIONS - This Agreement and the agreements, actions, exchanges and deliveries provided for in Section 2.1 shall be of no legal force or effect unless and until each of the following conditions shall have been fulfilled:

a) Banks and Coutts shall have taken all of the actions required to be taken under Section 2.1 of the Banks Master Agreement and each of Banks and Coutts shall have acknowledged the sufficient performance of the covenants to be performed by the other pursuant to that section and the satisfaction and fulfilment of each of the conditions set out in Section 2.2 of the Banks Master Agreement; and

b) Wiseman and Coutts shall have taken all of the actions required to be taken under Section 2.1 of the Wiseman Master Agreement and each of Wiseman and Coutts shall have acknowledged the sufficient performance of the covenants to be performed by the other pursuant to that section and the satisfaction and fulfilment of each of the conditions set out in Section 2.2 of the Wiseman Master Agreement.

2.3 ACKNOWLEDGEMENTS - Each of the parties will acknowledge in writing the performance of the covenants required to be performed for their benefit on or before the Closing and the fulfilment of the conditions in Section 2.2 forthwith after such performance and fulfilment has been achieved to the satisfaction of such party.

                                   ARTICLE 3

                           RELEASE OF PLEDGED SHARES


3.1      SALE OF SHARES

(a) Weltman shall be permitted, at any time hereafter, to sell any of the Pledged Shares, and Coutts shall forthwith release and deliver any Pledged Shares so sold by Weltman free and clear of any Security Interest created by Coutts upon payment therefor as provided herein and Coutts shall do all things necessary to ensure that the certificates representing such Pledged Shares are properly endorsed for transfer in accordance with the directions of Weltman (provided that such instructions are in accordance with the applicable provisions of this Agreement and further provided that the full amount of the Net Proceeds from the sale is applied in repayment of one or more of the New Loans).

(b) Notwithstanding subsection 3.1(a) Weltman shall be permitted, whenever the New Loan Amount has been reduced by $40 million, to sell any Pledged Shares and Coutts shall forthwith release and deliver any Pledged Shares so sold by Weltman, free and clear of any Security Interest created by Coutts upon payment therefor as provided herein, provided that fifty per cent of the Net Proceeds from the sale is applied in repayment of one or more of the New Loans.

(c) No sale of Pledged Shares pursuant to this Article 3 may be effected by Weltman unless the amount of the Net Proceeds from such sale is at least equal to the Minimum Price.

(d) Weltman shall be permitted to designate the New Loan to which the Net Proceeds of any sale of Pledged Shares pursuant to this section shall be applied.

(e) All sales of Pledged Shares by Weltman must be made in compliance with all applicable laws and regulations.

(f) Notwithstanding any other provision of this Article 3, Coutts shall not be required to release and deliver any Pledged Shares sold by Weltman unless and until Coutts is provided with evidence, reasonably satisfactory to Coutts, that the provisions of this Article 3 to be complied with by Weltman in connection with such sale have been complied with, provided that upon being so satisfied, Coutts shall promptly deliver any such Pledged Shares.

(g) In the event that a sale of Pledged Shares is made pursuant to this Article 3 at any time at which the New Loan to which the proceeds of sale are to be applied is not at that time repayable without penalty, the proceeds of sale required to be applied as repayment shall be delivered to Coutts and held by Coutts (in an interest bearing account pledged to Coutts) as security under the Share Pledge until such time as the designated New Loan is repayable without penalty whereupon such proceeds shall be applied by Coutts as repayment of such New Loan.

(h) Notwithstanding any other provisions of this Agreement or any of the agreements relating to the transactions contemplated herein, in the event Weltman at any time sells any Gaming Shares other than Pledged Shares ("Unpledged Shares"), Coutts shall forthwith release and deliver to Weltman, that number of Pledged Shares which equals the number of Unpledged Shares so sold by Weltman , free and clear of any Security Interest created by Coutts provided that a sale of such Unpledged Shares is completed by Weltman in all respects in compliance with the provisions of this Article 3 which govern and are applicable to a sale by Weltman's of Pledged Shares.


3.2 RELEASE ON REPAYMENT - At such time as the New Loans have been repaid in full, Coutts shall release and deliver to Weltman any and all Pledged Shares free and clear of any Security Interest created by Coutts.

                                   ARTICLE 4

                                INDEMNIFICATION

4.1 MUTUAL INDEMNIFICATIONS FOR BREACHES OF COVENANTS AND WARRANTY, ETC. - Coutts covenants and agrees with Weltman, and Weltman covenants and agrees with Coutts (the party or parties so covenanting and agreeing to indemnify another party being referred to in this Section as the "Indemnifying Party" and the party so to be indemnified being called the "Indemnified Party") to indemnify and save harmless the Indemnified Party, effective as and from the Closing, from and against all Claims which may be made or brought against the Indemnified Party or which it may suffer or incur, directly or indirectly, as a result of or in connection with any non-fulfilment of any covenant or agreement on the part of the Indemnifying Party under this Agreement or any misstatement in or breach of any representation or warranty of the Indemnifying Party contained in this Agreement or in any certificate or other document furnished by the Indemnifying Party
         pursuant to this Agreement.   Notwithstanding any other provision of
         this Article 4:

         (i) no claim for indemnification may be made by an Indemnified Party against any Indemnifying Party after the time which is the latest of:

               (a) date on which all amounts due under the New Loans have been repaid; and

               (b)    four years from the date of this Agreement; and

         (ii) the aggregate amount payable by an Indemnifying Party as indemnification pursuant to this Article 4 shall be limited to $40 million.

4.2      INDEMNIFICATION PROCEDURES FOR THIRD PARTY CLAIMS

         (a) In the case of claims or demands made by a third party in respect of which indemnification is sought by an Indemnified Party, the Indemnified Party seeking such indemnification under this Agreement shall give prompt written notice, and in any event within 20 days, to the Indemnifying Party of any such claims or demands made upon it, provided that in the event of a failure to give such notice, such failure shall not preclude the party seeking indemnification to obtain such indemnification but its right to indemnification may be reduced to the extent that such delay prejudiced the defense of the claim or demand or increased the amount of liability or cost of defense.

         (b) The Indemnifying Party shall have the right, by notice to the Indemnified Party given not later than 30 days after receipt of the notice described in subsection (a) to assume the control of the defense, compromise or settlement of the claim or demand, provided that such assumption shall, by its terms, be without cost to the Indemnified Party and provided the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party in accordance with the terms contained in this Article 4 in respect of that claim or demand.

         (c) Upon the assumption of control of any claim or demand by the Indemnifying Party as set out in subsection (b), the Indemnifying Party shall diligently proceed with the defence, compromise or settlement of the claim or demand at its sole expense, including, if necessary, employment of counsel reasonably satisfactory to the Indemnified Party and, in connection therewith, the Indemnified Party shall cooperate fully, but at the expense of the Indemnifying Party, with respect to any out-of-pocket expenses incurred, to make available to the Indemnifying Party all pertinent information (other than privileged information) and witnesses under the Indemnified Party's control, make such assignments and take such other steps as in the opinion of counsel for the Indemnifying Party are reasonably necessary to enable the Indemnifying Party to conduct such defence. The Indemnified Party shall also have the right to participate in the negotiation, settlement or defence of any claim or demand at its own expense.

         (d) The final determination of any claim or demand pursuant to this Article, including all related costs and expenses, will be binding and conclusive upon the parties as to the validity or invalidity, as the case may be, of such claim or demand against the Indemnifying Party.

                                   ARTICLE 5

                   REPRESENTATIONS, WARRANTIES AND COVENANTS


5.1      REPRESENTATIONS AND WARRANTIES

Weltman hereby represents and warrants to Coutts that:

         (a) in considering the provisions of the Operative Agreements and in negotiating their terms, Weltman has been advised and represented by independent counsel;

         (b) as of the date hereof, Weltman does not have knowledge of any undisclosed "material change" or "material fact", as such terms are defined in the Securities Act (Ontario"), relating to the affairs of the Companies or the Gaming Shares, TIPI Shares or Warp 10 Shares;

         (c) Weltman has the capacity to enter into each of the Operative Agreements and to carry out his obligations under each of the Operative Agreements;

         (d) each of the Operative Agreements constitutes a valid and binding obligation of Weltman enforceable against him in accordance with its terms;

         (e) Weltman is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, obligation, instrument, charter or by-law provision, statute, regulation, order, judgment, decree, licence, permit or law which would be violated, contravened, breached by, or under which default would occur or an encumbrance would be created as a result of the execution and delivery of any of the Operative Agreements or any other agreement to be entered into under the terms of any of the Operative Agreements, or the performance by Weltman of any of his obligations provided for under any of the Operative Agreements or any other agreement contemplated herein or therein;

         (f) Weltman understands that no federal or state agency has passed on or made any recommendation or endorsement of the Purchased Shares;


         (g) Weltman acknowledges that, in entering into this Agreement and the other Operative Agreements, including making the decision to purchase the Purchased Shares, Weltman has not relied upon any representation or warranty by Coutts other than the representations and warranties of Coutts set forth in Section
                 5.2 of this Agreement and in the other Operative Agreements;

         (h) Weltman acknowledges and understands that Purchased Shares have not been registered under the United States Securities Act of 1933, as amended (the "1933 Act"), or any other applicable securities law, and accordingly, none of the Purchased Shares may be offered, sold, transferred, pledged, hypothecated or otherwise disposed of unless registered pursuant to, or in a transaction exempt from registration under, the 1933 Act and any other applicable securities law;

         (i) Weltman is an "accredited investor" within the meaning of Rule 501(a) under the 1933 Act (an "Accredited Investor") who is acquiring the Purchased Shares for his own account. Weltman has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Purchased Shares. Weltman is aware that he may be required to bear the economic risk of an investment in the Purchased Shares for an indefinite period, and he is able to bear such risk for an indefinite period;

         (j) Weltman is acquiring the Purchased Shares for his own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Weltman agrees to offer, sell or otherwise transfer Purchased Shares only pursuant to registration under the 1933 Act and any other applicable securities law, or an exemption therefrom;

         (k) Weltman acknowledges that Coutts, its employees, officers, directors and agents and the respective heirs, successors and assigns of each of the foregoing, will be relying upon the truth and accuracy of the acknowledgements, representations, warranties and agreements made by Weltman in the Operative Agreements;

         (l) Weltman acknowledges that it is the intention of the parties to this Agreement that the transfer of the Purchased Shares under the Weltman Share Purchase Agreement be made at a price which is in compliance with clause 93(1)(c) of the Securities Act (Ontario) and section 183 of the Regulation made thereunder (and the comparable provisions of the Securities Act (Alberta) and Weltman hereby confirms that he is not aware of any fact, event or occurrence which could reasonably be expected to give rise to a finding by the Ontario Securities Commission or the Alberta Securities Commission that the purchase price for any of the Purchased Shares under the Weltman Share Purchase Agreement does not so comply; and

         (m) following the acquisition of the Purchased Shares, Weltman will not beneficially own or exercise control or direction over more than 20% of the outstanding voting securities of Gaming and Weltman has not entered into, and will not enter into for so long as any Pledged Shares are held by Coutts as security under the Share Pledge, any arrangement, agreement or understanding regarding the voting of the Purchased Shares (other than the Share Pledge) with any person or company that beneficially owns or exercises control or direction over outstanding voting securities of Gaming that when aggregated with the Purchased Shares would represent more than 20% of the outstanding voting securities of Gaming.

         5.2     COUTTS' REPRESENTATIONS AND WARRANTIES

         Coutts hereby represents and warrants to Weltman that:

         (a) Coutts is a corporation validly existing and in good standing under the laws of the jurisdiction of its organization. Coutts has the full corporate power and authority to execute and deliver each of the Operative Agreements and all other agreements and documents executed or to be executed by it in connection with each of the Operative Agreements (including, without limitation, the Weltman Share Purchase Agreement) and to perform all of its obligations hereunder and thereunder;

         (b) Coutts has all necessary authority to transfer, or caused to be transferred, the Purchased Shares to Weltman pursuant to and in accordance with the terms of the Weltman Share Purchase Agreement and to complete the transactions contemplated herein and therein;

         (c) each of the Operative Agreements constitutes a valid and binding obligation of Coutts to Weltman enforceable against it in accordance with its terms;

         (d) Coutts is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, obligation, instrument, charter or by-law provision, statute, regulation, order, judgment, decree, licence, permit or law which would be violated, contravened, breached by, or under which default would occur or an encumbrance would be created as a result of the execution and delivery of any of the Operative Agreements or any other agreement to be entered into under the terms of any of the Operative Agreements, or the performance by Coutts of any of its obligations provided for under any of the Operative Agreements or any other agreement contemplated herein or therein;

         (e) there has been no act or omission by Coutts which has created or resulted in the creation of any Security Interest on, against or with respect to any of the Pledged Shares (except Security Interests (if any) created as a result of the consummation of the transactions contemplated by this Agreement);


         (f) to the best of Coutts' information, knowledge and belief, each of the Clients is incorporated in and a resident of the jurisdiction which appears below immediately opposite its name and none of the Clients have been incorporated or organized for the purposes of causing such corporations not to be in or resident in Ontario or Alberta for the purposes of completing the transactions provided for in this Agreement:


                 CLIENT NAME                            COUNTRY OF INCORPORATION
                 -----------                            ------------------------
                 Bayfront Intervest Limited             British Virgin Islands

                 Compania Di Investimento               British Virgin Islands
                 Antilliana S.A.

                 Mariner Reserve Fund Inc.              Bahamas

                 Panola Worldwide Corporation           British Virgin Islands

                 Silva Run Worldwide Limited            British Virgin Islands

                 Willsboro Universal Corporation        British Virgin Islands;

         (g) to the best of Coutts' information, knowledge and belief, the transactions contemplated herein will not result in Weltman having made purchases of shares of any of the Companies from more than five persons or companies in the aggregate, for the purposes of clause 93(1)(c) and subsection 93(2) of the Securities Act (Ontario) (and the comparable provisions of the Securities Act (Alberta));

         (h) Coutts is a banking institution incorporated and organized under the laws of Switzerland, with a New York Branch, which does not have an office in the Province of Ontario and, other than certain activities undertaken by Coutts in connection with its application to the Ontario Securities Commission for registration under the Securities Act (Ontario) in the category of International Dealer, does not carry on business in the Province of Ontario;

         (i) Coutts acknowledges that in entering into this Agreement and the other Operative Agreements, Coutts has not relied upon any representation or warranty other than those representations and warranties set forth in Section 5.1 of this Agreement and in the other Operative Agreements;

         (j) in considering the provisions of the Operative Agreements and in negotiating their terms, Coutts has been advised and represented by independent counsel;

         (k) Coutts acknowledges that it is the intention of the parties to this Agreement that the transfer of the Purchased Shares under the Weltman Share Purchase Agreement be made at a price which is in compliance with clause 93(1)(c) of the Securities Act (Ontario) and section 183 of the Regulation made thereunder (and the comparable provisions of the Securities Act (Alberta)) and Coutts hereby confirms that Coutts is not aware of any fact, event or occurrence which could reasonably be expected to give rise to a finding by the Ontario Securities Commission or the Alberta Securities Commission that the purchase price for any of the Purchased Shares under the Weltman Share Purchase Agreement does not so comply; and

         (l) none of Coutts, any affiliate of Coutts, or any person acting on behalf of Coutts or any such affiliate has engaged, or will engage, in any general solicitation or any general advertising with respect to the Purchased Shares.


                                   ARTICLE 6

                                    GENERAL

6.1 NOTICES - Any notice or other writing required or permitted to be given under this Agreement or for the purposes of this Agreement (referred to in this Section 6.1 as a "notice") to any other party to this Agreement shall be sufficiently given if delivered personally, or if sent by prepaid registered mail or if transmitted by fax or other form of recorded communication tested prior to transmission to such party:

                 (a)      in the case of Coutts a notice at:

                          Coutts & Co AG, New York Branch
                          65 East 55th Street
                          New York, New York  10022
                          Phone:           (212) 303-2971

                          Attention:       Mr. Mario Economou, Vice President
                          FAX:             (212) 303-2929

                          with copies to:

                          Mr. Alan M. Christenfeld
                          Rogers & Wells
                          200 Park Avenue
                          New York, New York  10166-0153
                          FAX:             (212) 878-8375
                          Phone:           (212) 878-8000

                          and

                          Mr. John W. Stevens
                          Osler, Hoskin & Harcourt
                          280 Park Avenue - 30W
                          New York, New York  10017
                          FAX:             (212) 867-5802
                          Phone:           (212) 867-5800

                  (b)     in the case of Weltman a notice at:

                          c/o Gaming Lottery Corporation
                          160 Nashdene Road
                          Scarborough, Ontario
                          M1V 4C4

                          Attention:       Larry H. Weltman
                          FAX:             (416) 754-8441
                          Phone:           (416) 292-5963

                          with copies to:

                          Mr. Jack Jackson
                          Proskauer Rose Goetz & Mendelsohn LLP

                          1585 Broadway
                          New York, New York  10036

                          FAX:             (212) 969-2900
                          Phone:           (212) 969-3000

                          and

                          Mr. Joseph Maierovits
                          Goldman, Spring, Schwartz & Kichler
                          Suite 700
                          40 Sheppard Avenue West
                          North York, Ontario
                          M2N 6K9

                          FAX:             (416) 225-4805
                          Phone:           (416) 225-9400

or such other address as the party to whom such writing is to be given shall have last notified the party giving the same in the manner provided in this Section. Any notice delivered to the party to whom it is addressed as provided in this Section shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a business day then the notice shall be deemed to have been given and received on the business day next following such day. Any notice mailed to the address and in the manner provided for in this Section shall be deemed to have been given and received on the fifth business day next following the date of its mailing. Any notice transmitted by fax or other form of recorded communication shall be deemed given and received on the first business day after its transmission.

6.2 EXPENSES - Other than the payment by Weltman of Coutts legal expenses required by the Weltman Loan Agreement, each of the parties shall pay their respective legal, accounting and other professional advisory fees, costs and expenses incurred in connection with the transactions and agreements provided for in this Agreement and the other Operative Agreements and the preparation, execution and delivery of the Operative Agreements and all documents and instruments executed pursuant to the Operative Agreements and any other costs and expenses incurred. The parties acknowledge that transactions contemplated hereby have been negotiated and are to be completed in a manner which will not give rise to a valid claim for a brokerage fee or commission or other like payment and no brokerage fee or commission or other like payment has been or will be made in connection therewith.


6.3 FURTHER ASSURANCES - The Parties shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each party shall provide such further documents or instruments required by any other party as maybe reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Closing.

6.4     GOVERNING LAW AND CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL


        (a) THIS AGREEMENT SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

        (b) SUBJECT ONLY TO THE EXCEPTION SET FORTH IN THE NEXT SENTENCE, AND TO THE EXTENT THAT THE PROVISIONS OF THE SECTION 6.4 ARE APPLICABLE, WELTMAN AND COUTTS HEREBY AGREE TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK SITTING IN THE CITY AND COUNTY OF NEW YORK AND WAIVE ANY OBJECTION BASED ON VENUE OR FORUM NON CONVENIENS WITH RESPECT TO ANY ACTION INSTITUTED THEREIN, AND AGREE THAT ANY DISPUTE CONCERNING THE RELATIONSHIP BETWEEN WELTMAN AND COUTTS OR THE CONDUCT OF ANY PARTY HERETO IN CONNECTION WITH THIS AGREEMENT OR OTHERWISE SHALL BE HEARD ONLY IN THE COURTS DESCRIBED ABOVE. NOTWITHSTANDING THE FOREGOING, COUTTS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST WELTMAN OR HIS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION COUTTS DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR OTHER SECURITY FOR THE NEW LOANS.

        (c) WELTMAN HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON HIM AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO HIM AT HIS ADDRESS SET FORTH IN SECTION 6.1 HEREOF AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE U.S. MAILS OR AT COUTTS' OPTION, BY SERVICE UPON WELTMAN 'S NEW YORK COUNSEL AT ITS NOTICE ADDRESS SET FORTH IN SECTION 6.1 HEREOF, WHICH WELTMAN HEREBY IRREVOCABLY APPOINTS AS HIS AGENT FOR THE PURPOSE OF ACCEPTING SERVICE OF PROCESS WITHIN THE STATE OF NEW YORK.

                 WELTMAN HEREBY CONSENTS TO SERVICE OF PROCESS AS AFORESAID.

        (d) NOTHING IN THIS SECTION 6.4 SHALL AFFECT THE RIGHTS OF COUTTS TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHTS OF COUTTS TO BRING ANY ACTION OR PROCEEDING AGAINST WELTMAN OR HIS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

        (e) EACH OF WELTMAN AND COUTTS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THEY MAY HAVE OR EACH OF THEM MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION 6.5 ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

6.5 CONFIDENTIALITY. Each of the parties hereto agrees to keep confidential the terms of this Agreement and the transactions contemplated herein, and neither of the parties hereby shall make any public announcement with the respect to this Agreement or the subject matter hereof without the prior approval of the other party hereto, except:

        (i)      as required under this Agreement;

        (ii)     for the press release and reports required by Section 5.3 and
                 Section 5.4 of the Banks Master Agreement;

        (iii) either party may disclose information pertaining to this Agreement to any person employed or retained by such person;

        (iv) such disclosures as may be reasonably required in connection with the exercise by Coutts of any remedy under the Operative Agreements or any document related hereto upon the occurrence of, or during the continuance of, an Event of Default; or

        (v)      for such disclosures as may be required by applicable law.


6.6 COUNTERPARTS - This Agreement may be executed by the parties hereto in separate counterparts each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

6.7 FACSIMILE SIGNATURE - This Agreement may be executed by faxed signature with the same effect as a manually signed original signature.


6.8 ASSIGNMENT - Neither this Agreement nor any benefits or burdens under this Agreement, the other Operative Agreements or any of the agreements contemplated herein, shall be assignable by any party hereto without the prior written consent of each of the other parties hereto. Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors, heirs, and permitted assigns.

   IN WITNESS WHEREOF the parties have hereunto duly executed this Agreement.

                                            COUTTS & CO AG, NEW YORK BRANCH


                                            BY:      /s/ Peter Cawdron
                                                -----------------------



                                             /s/ Larry H. Weltman
                                            ---------------------------
                                            Larry H. Weltman